Exhibit 10.35

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into between Azco Mining, Inc., Anthony Harvey (“Harvey”), ARH Management Ltd. (“ARH”), Alan Lindsay (“Lindsay”), and Alan Lindsay and Associates, Ltd (“ALA”) (the “parties”).

The following events have resulted in the execution of this Agreement:

A.

Azco entered into a Settlement Agreement and Release (“First Agreement”)with ARH, Harvey, ALA and Lindsay in or about July, 2002.

B.

Pursuant to the terms of the Agreement, Azco was to make certain payments to ARH and ALA.

C.

Azco has defaulted on its payments under the First Agreement.

D.

ARH, Harvey, ALA and Lindsay have garnished the funds in Azco’s Bank of America (the “Bank”) account (the “Account”), but those funds have not yet been removed from the bank.

E.

The parties desire to settle the claims that ARH, ALA, Harvey and Lindsay has as a result of the default in orderly and cooperative fashion, as specified in this Agreement.

THEREFORE, the parties agree as follows:

1.

ARH, ALA, Harvey and Lindsay shall remove Forty Five Thousand Dollars ($45,000) from the Account, plus $4,106.78 in attorneys’ fees and, if the total amount of attorneys’ fees incurred by ARH, ALA, Harvey and Lindsay in the finalization of the Agreement and the accompanying matters (including the Assignment and the garnishment proceedings) exceeds $8,713.28, an additional fifty percent of all fees incurred in excess of that amount.  In addition, should Azco request Harvey’s assistance with the issuance of the shares described in paragraph (3), below, the estimated attorneys’ fees for such assistance will also be added to the total amount garnished, but the amount to be added for this purpose shall not exceed $3,000.00.  The Parties recognize that the Bank’s attorneys will receive One Hundred Fifty Dollars ($150.00) from the Amount for the preparation of the Bank’s answer, and that the remainder of the balance in the Account will remain in the possession of Azco.  The funds shall be withdrawn and the garnishment released upon the completion of all activities described in paragraph (2) of this Agreement.

2.

In addition to the sum set forth in paragraph (1), Azco shall assign to ARH and ALA its entire interest, including without limitation all remaining purchase payments, deferred payments, and royalty payments, in the Stock Purchase Agreement between Azco and Frontera Cobre del Mayo, Inc. (“Frontera”), attached hereto as a part of Exhibit A.  Azco hereby represents and warrants that it has obtained any and all necessary consents and necessary corporate authorization to assign the proceeds of this agreement in their entirety to ARH and ALA.  Azco further agrees to cooperate to the extent necessary to amend the Stock Purchase Agreement or otherwise assure that all future payments, including the payment due on or about July 10, 2003, will go directly to ARH and ALA rather than to Azco.  Azco will provide instructions to Frontera directing all future payments to ARH and ALA.  The executed assignment is attached hereto as Exhibit A, and a copy of the instructions to Frontera are attached hereto as Exhibit B.

Azco will make every effort to complete its responsibilities under this paragraph prior to July 10, 2003.  If ARH and ALA do not have the fully executed Assignment prior to July 10, 2003, and/or if the anticipated payment from Frontera is directed to Azco and not to ARH and ALA, Azco shall pay to ARH and ALA the sum of $50,000 in addition to all other considerations set forth herein.  ARH and ALA shall have no further obligations under this Agreement until and unless that amount is paid, and shall be permitted to garnish all of the funds held in the garnished Bank of America account.  Any amount in excess of $45,000.00 plus the amount garnished for the payment of attorneys’ fees pursuant to paragraphs (1) and (3), shall be a credit against the $50,000 described herein.

3.

In addition to the sum set forth in paragraph (1) and the additional consideration set forth in paragraph (2), Azco shall provide ARH and ALA each with 600,000 free trading shares of stock in Azco Mining, Inc., which shares shall be unrestricted as allowed pursuant to Rule S-8 of the Rules of the Securities and Exchange Commission.  The shares shall be fully paid and non-assessable, and shall be issued to ARH and ALA by September 1, 2003.  Harvey, Lindsay, ARH and ALA shall obtain the legal services necessary for the issuance of these shares, but Azco shall be solely responsible for assuring that its corporate filings are current.

4.

In consideration for the foregoing, and after Azco has fully performed under this Agreement, ARH, ALA, Harvey and Lindsay shall fully release Azco from all further obligations under the First Agreement, and shall waive any rights they have as a result of Azco’s default of the First Agreement.  ARH, ALA, Harvey and Lindsay shall further instruct their attorney to execute any satisfaction of judgment prepared by Azco or its attorneys related to the action that formed the basis of the First Agreement.

After Azco has fully performed under this Agreement, ARH, ALA, Harvey and Lindsay shall release the Deed of Trust they currently have in place with relation to the real property, structures and equipment owned by Azco and located at 7239 North El Mirage Road.

6.

ARH, ALA, Harvey and Lindsay, on behalf of themselves and their principals, officers, directors, former and current employees, attorneys, agents, heirs, successors and assigns, hereby unconditionally and forever release, acquit, and discharge Azco, its members, principals, officers, directors, former and current employees, attorneys, agents, heirs, successors, insurers and assigns, of and from any and all claims, charges, complaints, demands, liabilities, obligations, damages, penalties, fees, costs, expenses, and causes of action of every kind, nature and description whatsoever which they may have, or may hereafter have against them or any of them arising out of the First Agreement.

7.

Azco, on behalf of itself and its principals, officers, directors, former and    current employees, attorneys, agents, heirs, successors and assigns, hereby unconditionally and forever release, acquit, and discharge ARH, Harvey, ALA, Lindsay, their members, principals, members, principals, officers, directors, former and current employees, attorneys, agents, heirs, successors, insurers and assigns, of and from any and all claims, charges, complaints, demands, liabilities, obligations, damages, penalties, fees, costs, expenses, and causes of action of every kind, nature and description whatsoever which Azco may have, or may hereafter have against them or any of them arising out of the First Agreement.

8.

This Agreement, together with its Exhibit A, is the complete and entire agreement between the parties.  No oral amendments, modifications, waivers or other changes to this Agreement are binding or effective unless reduced to writing and executed by the parties to this Agreement.  Each of the parties has had an opportunity to discuss the importance and content of this document with their respective legal counsel.  In the event any provision or provisions of this Agreement are declared to be invalid by any court of competent jurisdiction such invalidity shall not affect the remaining terms and provisions of this Agreement which shall remain in full force and effect.

9.

This Agreement may be executed in multiple parts, and a facsimile signature shall be acceptable in lieu of an original signature.

10.

This Agreement shall be governed by the law of Arizona.

AZCO MINING, INC.

ARH MANAGEMENT, LTD.

DATED:  6/27/03________

DATED:  7/02/03_________

By:  /s/ Ryan Modesto_____

By:  /s/ Anthony Harvey____

Its:  Vice President  - Finance

Its:  President

ALAN LINDSAY &

ASSOCIATES,

ANTHONY HARVEY

LTD

DATED:  7/07/03________

DATED:  7/02/03__________

By:  /s/ Alan Lindsay________

By:  /s/ Anthony Harvey_______

Its:  President

ALAN LINDSAY

DATED:  7/07/03_________

By:  /s/ Alan Lindsay_________